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                                                                     Exhibit (j)


                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 15, 2002, relating to the financial statements and financial highlights which appear in the September 30, 2002 Annual Reports to Shareholders of the Loomis Sayles Growth Fund, International Equity Fund, Investment Grade Bond Fund, and Research Fund, portfolios of Loomis Sayles Funds II (formerly Loomis Sayles Funds). The financial statements and financial highlights are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Performance" and "Independent Accountants" in such Registration Statement.



/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
September 5, 2003